CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of Cromwell CenterSquare Real Estate Fund, Cromwell Marketfield L/S Fund, Cromwell Foresight Global Sustainable Infrastructure Fund, Cromwell Tran Sustainable Focus Fund, and Cromwell Greenspring Mid Cap, each a series of Total Fund Solution, for the year or period ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 29, 2024